EXHIBIT 99.1

MGO Global Releases Preliminary Second Quarter 2024 Results and Comments on Key Business Highlights

MIAMI — LONDON – (Globe Newswire) – July 16, 2024 – MGO Global Inc. (Nasdaq: MGOL), a digitally-native, lifestyle brand portfolio company (“MGO”, “MGO Global” or the “Company”), today announced selected preliminary unaudited financial highlights for the first six months of 2024.

When the Company files its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (“SEC”) on or before August 14, 2024, MGO expects to report that total revenues from the sale of MGO’s Stand Flagpoles’ line of products for the first six months of 2024 will climb double digits on a percentage basis, rising in the range of 12%-15% as compared to the first six months of 2023.

Maximiliano Ojeda, Co-Founder, Chairman and CEO of MGO, stated, “2024 is proving to be a very exciting, transformative year for MGO – and one in which our leadership team has remained dedicated to optimizing opportunities to create long-term, sustainable value for our fellow shareholders. The first half of the year has been an exceptionally busy period during which time we have successfully achieved numerous critical objectives.

“In June 2024, we entered into a strategic business combination agreement with Heidmar, Inc. (“Heidmar”), a global, asset-light tanker pool, commercial and technical management company incorporated under the laws of the Republic of the Marshall Islands and headquartered in Greece. We believe this transaction provides a compelling and potentially transformative opportunity for our fellow MGO shareholders. The fundamental strength of Heidmar’s business plan, historical financial performance including net income of $19.6 million for fiscal year ended December 31, 2023, growth outlook and respected reputation in the global maritime industry, matched with the proven experience of Heidmar’s leadership team, should serve as force multipliers for attaining potentially significant value creation for MGO’s shareholders in the months and years to come.”

“MGO is very proud of our efforts to establish Stand Flagpoles as a respected niche digital brand which has continued to deliver solid performance since we first launched the patriotic-themed brand in March of 2023. It serves as a great example of MGO’s approach to brand building and the strength of our digital commerce platform.

“In March of this year, we assigned all of MGO’s rights and obligations under our global license agreement with Leo Messi Management to Centric Brands LLC, a global leading lifestyle brand collective, in a transaction that resulted in Centric paying MGO $2,000,000 in cash and assuming the obligation to pay 1.5 million Euros in aggregate royalty payments to Leo Messi Management in accordance with the terms and conditions of the license agreement. We are incredibly proud of our team’s diligent efforts over the past several years, as they were behind making the Messi Brand a reality and a valued asset in MGO’s portfolio of brands. We believe that our decision to enter into the transaction with Centric was the right business decision for our Company and the brand, as Centric has the deep resources necessary to take the Messi Brand to the next level.

Concluding, Ojeda added, “As we advance the business combination process with Heidmar towards our goal of closing in the second half of 2024, we look forward to what promises to be a very exciting future.”

Interim consolidated financial statements as of, and for the quarter ended June 30, 2024, are not yet complete and are not available as of the date of this press release. The preliminary financial information presented above for the six month period ended June 30, 2024, remain preliminary, based upon information available as of the date of this press release and are subject to change and finalization based on completion of all quarter end close processes. Accordingly, undue reliance should not be placed on this unaudited preliminary financial information. Please also refer to “Cautionary Note Regarding Forward-Looking Statements” below.

For more detailed information on the proposed business combination with Heidmar, please refer to the Current Report on Form 8-K filed with the SEC on June 20, 2024 and accessible at www.sec.gov or on MGO’s investor relations web page found at https://www.mgoglobalinc.com/investor-relations/.

About MGO Global Inc.

MGO Global Inc. is actively engaged in building a portfolio of independent, digitally native, lifestyle brands, which are unique and differentiated, yet all defined by distinctive, high-quality products and a shared commitment to delivering high-touch customer experiences across its ecommerce and wholesale channels. MGO is currently comprised of two business units: Americana Liberty, which markets a growing, high-end line of thoughtfully curated home and outdoor products, including Stand Flagpoles; and MGO Digital, which leverages data analytics, advanced technology-enabled marketing and our leadership’s industry relationships and expertise to identify, incubate and introduce to market new, authentic lifestyle brand concepts.

For more information on MGO, please visit www.mgoglobalinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to complete the proposed business combination with Heidmar, Inc., grow its businesses and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, customer acceptance of new products, and future measures taken by authorities in the countries wherein the Company has supply chain partners, the demand for the Company’s products and the Company’s customers’ economic condition, the impact of competitive products and pricing, general economic conditions and other risk factors detailed in the Company’s filings with the United States Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not undertake any responsibility to update the forward-looking statements in this release, except in accordance with applicable law.

CONTACT INFORMATION:

MGO Global Inc.

Dodi Handy, Director of Communications

Telephone: 407-960-4636

Email: ir@mgoteam.com